July 13, 2005

Daniel W. Rumsey
333 Santana Row, No. 221
San Jose, CA 95128

Re: Amendment to Severance Agreement

Dear George:

You and P-Com, Inc. (the “Company”) are parties to a Severance Agreement dated April 1, 2003, a copy of which is attached hereto (the “Agreement”). This letter agreement sets forth the terms and conditions in which you agree to a temporary reduction in your annual salary.

In consideration for the terms and conditions contained in this letter agreement, the Agreement shall be amended, as follows:

1.	Your current compensation is $240,000 annually (“Base Salary”). You agree to a temporary reduction in your salary to $190,000 annually, commencing with the pay period beginning July 22, 2005 (“Interim Salary”). You shall be paid the Interim Salary until the earlier of such time as (i) the Company achieves positive EBITA (earnings before income taxes and depreciation) for any full calendar quarter, or (ii) the Board of Directors and you mutually agree to restore your annual salary to the Base Salary (in either event, the “Change Date”). On the Change Date, your annual salary shall be returned to the Base Salary.

2.	In the event of your Involuntary Termination, as such term is defined in the Agreement, within ten days following your Involuntary Termination, you shall be paid the difference between your Base Salary and your Interim Salary.

3.	In the event of your Involuntary Termination, the Company will pay your medical and dental COBRA payments for a period of twelve months following your Involuntary Termination.

4.	All other terms and conditions of the Agreement shall remain in full force and effect.

In the event that Company defaults in any of its obligations hereunder, the Company acknowledges that you will have the right to immediate payment of all unpaid obligations and the right to assert all claims under this letter agreement, and the Agreement, as the case may be.

If you agree that this letter accurately sets forth our agreement as to the matters set forth herein, please indicate your acceptance by signing in the space set forth below, and returning a copy hereof to Company.

Sincerely,

P-COM, INC.

By: /s/ George Roberts     George Roberts, Chairman of the Board

ACCEPTED AND AGREED TO
AS OF THE DATE HEREOF:

/s/ Daniel W. Rumsey
Daniel W. Rumsey